Exhibit 32

Section 1350 Certifications

Each of the undersigned hereby certifies that, to his knowledge, (i) the Form 10-K filed by Southern Community Financial Corporation (the "Issuer") for the year ended December 31, 2011, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

Date: March 23, 2012	By:	/s/ F. Scott Bauer
F. Scott Bauer
President and Chief Executive Officer
(principal executive officer)

Date: March 23, 2012	By:	/s/ James Hastings
James Hastings
Executive Vice President and Chief Financial Officer
(principal financial and accounting officer)

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